Capital Income Builder
333 South Hope Street
Los Angeles, California  90071-1406
Phone (213) 486 9320
Fax (213) 486 9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74A-74N and 74T, 74U1 and74U2, and 74V1 and 74V2, and 75B complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,022,462
Class B	$120,243
Class C	$273,558
Class F	$147,447
Total	$2,563,710
Class 529-A	$31,535
Class 529-B	$3,619
Class 529-C	$10,304
Class 529-E	$1,463
Class 529-F	$894
Class R-1	$2,873
Class R-2	$13,443
Class R-3	$19,237
Class R-4	$6,827
Class R-5	$23,142
Total	$113,337

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	1.5842
Class B	1.3484
Class C	1.3339
Class F	1.5709
Class 529-A	1.5586
Class 529-B	1.3134
Class 529-C	1.3148
Class 529-E	1.4687
Class 529-F	1.6202
Class R-1	1.3368
Class R-2	1.3209
Class R-3	1.4679
Class R-4	1.5602
Class R-5	1.6472

Item 74A through 74N and 74T
Condensed balance sheet data:

A) Cash	$29,184
B) Repurchase agreements	-
C) Short –term securities other than repurchase agreements	$10,816,087
D) Long-term debt securities including convertible debt	$23,306,458
E) Preferred, convertible preferred, and adjustable rate preferred stock	$983,198
F) Common Stock	$74,723,312
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	$3,770
J) Receivables from portfolio instruments sold	$615,595
K) Receivables from affiliated persons	-
L) Other receivables	$670,425
M) All other assets	-
N) Total assets	$111,148,029

T) Net Assets of common shareholders	$109,681,330

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,350,455
Class B	92,905
Class C	217,063
Class F	100,521
Total	1,760,944
Class 529-A	22,403
Class 529-B	2,976
Class 529-C	8,651
Class 529-E	1,098
Class 529-F	639
Class R-1	2,460
Class R-2	11,352
Class R-3	14,714
Class R-4	5,050
Class R-5	16,073
Total	85,416

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$59.40
Class B	$59.40
Class C	$59.40
Class F	$59.40
Class 529-A	$59.40
Class 529-B	$59.40
Class 529-C	$59.40
Class 529-E	$59.40
Class 529-F	$59.40
Class R-1	$59.40
Class R-2	$59.40
Class R-3	$59.40
Class R-4	$59.40
Class R-5	$59.40

Item 75B
Average net assets during the current reporting period ($000s omitted)

Monthly average (for all other funds)	$109,100,520